UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  June 24, 2015 (June 19, 2015)

Mymetics Corporation
(Exact name of registrant as specified in its charter)

Delaware	000-25132	25-1741849
(State of other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Route de la Corniche 4	NA
1066 Epalinges, Switzerland	(Zip Code)
(Address of principal executive offices)

Registrant’s telephone number, including area code: +011 41 21 653 45 35

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01    Entry into a Material Definitive Agreement

On June 19, 2015, the registrant, through its wholly-owned Swiss subsidiary, Mymetics SA ("Mymetics") entered into an Agreement with Breslin AG ("Breslin"), under which Breslin agrees to serve as the exclusive advisor to advise and support Mymetics in finding an industry partner to assist with the further development of the intranasal flu vaccine program which had successfully completed a clinical Phase I trial.  Solvay Pharmaceuticals, which was acquired by Abbott Laboratories in 2009, was a prior partner of Mymetics for the intranasal flu vaccine and had successfully completed a clinical Phase I trial with 100 patients but transferred the partnering rights back to Mymetics following a strategic refocusing by Abbott Laboratories.  Under the terms of the Agreement, Mymetics has agreed to pay to Breslin a retainer of €7.500 per month for six months, capped at €45,000, in addition to  certain success fees for potential upfront and milestone payments and royalties based upon potential sales of Mymetics' intranasal flu vaccine product.

The foregoing description of the Agreement does not purport to be complete and is qualified in its entirety by reference to the Agreement which is filed as exhibit 10.1 to this Current Report on Form 8-K.

Item 9.01    Financial Statements and Exhibits

(d) Exhibits.

10.1	Agreement dated June 19, 2015 between Breslin AG and Mymetics Corporation*

*Portions of this exhibit 10.1 have been omitted and separately filed with the SEC with a request for confidential treatment.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

MYMETICS CORPORATION

Date June 24, 2015	By:	/s/ Ronald Kempers
Ronald Kempers
President and Chief Executive Officer